Exhibit 99.1

Tel-Instrument's T-47G IFF Flight-Line Test Set Receives Official
Certification

    CARLSTADT, N.J.--(BUSINESS WIRE)--July 1, 2004--Tel-Instrument Electronics Corp is proud to announce the recent certification of its T-47G Flight Line Test Set for use with DoD Mark XII "Identification Friend or Foe" (IFF) platforms.
    After a detailed performance assessment the U.S. Department of Defense AIMS Program Office has verified that the T-47G complies with all DoD AIMS performance standards. The AIMS Program Office also examined and approved Tel-Instruments production facility and acceptance test procedures.
    The DoD International AIMS Program Office (AIMS PO) was established for the configuration control and oversight responsibility of the Mark XII IFF architecture, which includes performance/interoperability evaluation and certification of sub-systems at both the end item (box) and integrated platform level.
    Identification Friend or Foe (IFF) systems are the primary means of aircraft identification in Air Defense operations. Proper use of IFF procedures facilitates rapid engagement of enemy aircraft, conserves Air Defense assets, and reduces risk to friendly aircraft.
    Mr. Charles Palanzo, the Company's Chief Operating Officer said "Tel-Instrument is proud that the AIMS PO has certified our T-47G product. An integral part of the Company's plan is to continue to strengthen its position in the military marketplace by obtaining official product certifications and approvals whenever possible. The T-47G is a multi-function flight-line test set that provides TACAN (Tactical Air Navigation) test capability in addition to a full suite of Transponder-Interrogator IFF test capabilities."

    About Tel-Instrument:

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our website at www.telinstrument.com.
    Tel Instrument's stock is traded in the American Exchange System under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp.
             Mr. Joseph P. Macaluso, ++ 1 201-933-1600